                                 SCHEDULE 14A
                                (RULE 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
         PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )


    Filed by the registrant [X]

    Filed by a party other than the registrant [ ]

    Check the appropriate box:

    [ ] Preliminary proxy statement    [ ] Confidential, for Use of the
                                           Commission Only (as permitted by
                                           Rule 14a-6(e)(2))
    [X] Definitive proxy statement

    [ ] Definitive additional materials

    [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                              KMART CORPORATION
-------------------------------------------------------------------------------
              (Name of Registrant as Specified in Its Charter)



-------------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

    [X] No fee required.

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

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    (2) Aggregate number of securities to which transaction applies:

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    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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    (4) Proposed maximum aggregate value of transaction:

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    (5) Total fee paid:

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    [ ] Fee paid previously with preliminary materials.

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    [ ] Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

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    (2) Form, schedule or registration statement no.:

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    (3) Filing party:

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    (4) Date filed:

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

                                                               KMART CORPORATION
--------------------------------------------------------------------------------

                                                                  April 10, 1998

Dear Stockholder:

     It is my pleasure to invite you to join the Board of Directors and management of Kmart Corporation at the Music Hall located at 350 Madison Avenue, Detroit, Michigan for the Annual Meeting of Stockholders on Tuesday, May 19, 1998 at 10:00 a.m.

     The Notice of Meeting, Proxy Statement and Proxy Card accompanying this letter describe in detail the matters to be acted upon at the meeting.

     Stockholder parking will be made available at no charge at parking structures in the vicinity of the Music Hall. Directions to the Annual Meeting, as well as your admission ticket to the Meeting and parking voucher, are on the back cover of this Proxy Statement. Stockholders will need to present the parking voucher to obtain parking at no charge and the admission ticket to obtain admission to the Annual Meeting. If you plan to attend the Meeting, please check the appropriate box on the Proxy Card.

     It is important that your shares be represented at the Meeting regardless of the number that you may hold. Whether or not you plan to attend the Meeting, please sign, date and return your Proxy Card in the enclosed envelope as soon as possible. This will not prevent you from voting your shares in person at the Meeting before voting closes, if you wish to do so. Stockholders of record also have the option of voting by telephone or Internet, as described on the Proxy Card.

     We hope that you will be able to attend the Meeting and look forward to seeing you on May 19.

                                          Sincerely,

                                          FLOYD HALL
                                          Floyd Hall
                                          Chairman of the Board, President
                                          and Chief Executive Officer

                               KMART CORPORATION

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 19, 1998

TO THE STOCKHOLDERS OF
KMART CORPORATION

     The 1998 Annual Meeting of Stockholders of Kmart Corporation will be held at the Music Hall, 350 Madison Avenue, Detroit, Michigan on Tuesday, May 19, 1998, beginning at 10 a.m. local time, for the following purposes:

          1. To elect four Class III directors for a term expiring in 2001 as set forth in the accompanying Proxy Statement.

          2. To ratify the appointment of Price Waterhouse LLP as independent accountants of the Company for the 1998 fiscal year.

          3. To act upon two stockholder proposals, if presented at the meeting, as set forth in the accompanying Proxy Statement, concerning a report on vendor workplace conditions and the elimination of the provisions classifying the Board of Directors.

          4. To transact such other business as may properly come before the Meeting or any adjournment of the Meeting.

     Stockholders of record of Kmart Common Stock at the close of business on March 20, 1998 are entitled to notice of and to vote at the Meeting or any adjournment of the Meeting.

                                          By order of the Board of Directors

                                          NANCIE LADUKE
                                          Nancie W. LaDuke
                                          Vice President and Secretary

Troy, Michigan
April 10, 1998

                               TABLE OF CONTENTS

                                                                PAGE
                                                                ----
About the Meeting...........................................      1
  What is the purpose of the Annual Meeting?................      1
  Who is entitled to vote?..................................      1
  What constitutes a quorum?................................      1
  How do I vote?............................................      1
  Can I vote by telephone or electronically?................      1
  Can I change my vote after I submit my proxy?.............      2
  Will my vote be kept confidential?........................      2
  How do I vote my 401(k) shares?...........................      2
  What are the Board's recommendations?.....................      2
  What vote is required to approve each item?...............      2
Stock Ownership.............................................      3
  Who are the largest owners of the Company's Common
     Stock?.................................................      3
  How much Common Stock do the Company's directors and
     executive officers own?................................      4
Proposal 1 -- Election of Directors.........................      5
  Directors standing for election...........................      5
  Directors continuing in office............................      6
  How are directors compensated?............................      7
  How often did the Board meet during fiscal 1997?..........      7
  What are the Committees of the Board?.....................      7
  Board Committee Membership................................      8
  What are the functions of the Board Committees?...........      8
  Executive Compensation....................................      9
     Compensation and Incentives Committee Report on
      Executive Compensation................................      9
       What is the Company's philosophy of executive
        compensation?.......................................      9
       Base Salary..........................................      9
       Annual Incentive Bonus...............................     10
       Stock Purchases, Stock Options and Restricted
        Shares..............................................     10
       How was the Company's CEO compensated in fiscal
        1997?...............................................     11
     Executive Compensation Summary Table...................     12
     Option Grants in Fiscal Year 1997......................     13
     Option Exercises and Values for Fiscal Year 1997.......     14
     Pension Plan Table.....................................     14
     Employment and Severance Arrangements..................     15
     Performance Graph......................................     16
Proposal 2 -- Ratification of Appointment of Independent
  Accountants...............................................     16
Proposals 3 - 4 -- Stockholder Proposals....................     17
Corporate Governance........................................     20
  Guidelines on Significant Corporate Governance Issues.....     20
  Selection and Composition of the Board....................     20
  Board Leadership..........................................     21
  Board Relationship to Senior Management...................     22
  Meeting Procedures........................................     22
  Committee Matters.........................................     23
  Leadership Development....................................     23
Other Business/Future Stockholder Proposals.................     24

                               KMART CORPORATION
                           3100 WEST BIG BEAVER ROAD
                              TROY, MICHIGAN 48084

                                PROXY STATEMENT

                         ------------------------------

                                                                  April 10, 1998

     This Proxy Statement contains information related to the Annual Meeting of Stockholders of Kmart Corporation, a Michigan corporation, to be held on Tuesday, May 19, 1998, beginning at 10:00 a.m. local time, at the Music Hall, 350 Madison Avenue, Detroit, Michigan, and at any adjournment of the Meeting. The Proxy Statement and accompanying Proxy Card are first being mailed to stockholders on or about the above date.

                               ABOUT THE MEETING

WHAT IS THE PURPOSE OF THE ANNUAL MEETING?

     At the Company's Annual Meeting, stockholders will act upon the matters outlined in the accompanying Notice of Annual Meeting, including the election of directors, the ratification of the Company's independent accountants and consideration of two proposals submitted by stockholders. In addition, the Company's management will report on the performance of the Company during fiscal 1997 and respond to questions from stockholders.

WHO IS ENTITLED TO VOTE?

     Only stockholders of record of the Company's Common Stock, par value $1.00, at the close of business on the record date, March 20, 1998, are entitled to receive notice of the Annual Meeting and to vote the shares of Common Stock that they held on that date at the Meeting or any adjournment of the Meeting. Each outstanding share entitles its holder to cast one vote on each matter to be voted upon.

WHAT CONSTITUTES A QUORUM?

     The presence at the Meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding on the record date will constitute a quorum, permitting the Meeting to conduct its business. As of the record date, 489,678,249 shares of Common Stock of the Company were outstanding. Proxies received but marked abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the Meeting but will be disregarded in tabulating the vote on the election of directors and the other proposals.

HOW DO I VOTE?

     If you are a registered stockholder (that is, if you hold your stock in your own name), and you complete and properly sign the accompanying Proxy Card and return it to the Company's stock transfer agent, The First National Bank of Boston, it will be voted as you direct. If you attend the Meeting, you may deliver your completed Proxy Card in person.

     If your shares are held in "street name" and you complete and properly sign the Proxy Card provided to you by your broker or other nominee, the broker or other nominee is required to vote your shares as you direct pursuant to a duly executed Proxy Card.

CAN I VOTE BY TELEPHONE OR ELECTRONICALLY?

     If you are a registered stockholder (that is, if you hold your stock in your own name), you may vote by telephone, or electronically through the Internet, by following the instructions printed on your Proxy Card.

     If your shares are held in "street name," you will need to contact your broker or other nominee to determine whether you will be able to vote by telephone or electronically.

CAN I CHANGE MY VOTE AFTER I SUBMIT MY PROXY?

     Yes. Even after you have submitted your proxy, you may change your vote at any time prior to the close of voting at the Meeting by filing with the Secretary of the Company either a notice of revocation or a duly executed proxy bearing a later date.

WILL MY VOTE BE KEPT CONFIDENTIAL?

     The Company has adopted a policy providing for confidential voting. Stockholder votes will be tabulated by The First National Bank of Boston and, subject to certain limited exceptions including a contested proxy solicitation, how a particular stockholder votes will not be disclosed to the Company prior to the final tabulation of the vote.

HOW DO I VOTE MY 401(K) SHARES?

     If you participate in the Kmart Corporation Retirement Savings Plan, you may vote shares of Common Stock of the Company equivalent to the value of the interest credited to your account by instructing Boston Safe Deposit and Trust Company, the record holder of shares of Common Stock in the Plan, pursuant to the Proxy/Voting Instruction Card being mailed with this Proxy Statement to Plan participants. Boston Safe Deposit and Trust Company will vote your shares in accordance with your duly executed instructions timely received. If you do not send instructions, the share equivalents credited to your account will be voted by the trustee in the same proportion that it votes share equivalents for which it did receive timely instructions.

WHAT ARE THE BOARD'S RECOMMENDATIONS?

     Unless you give other instructions on your Proxy Card, the persons named as proxy holders on the Proxy Card will vote in accordance with the recommendations of the Board of Directors. The Board's recommendation is set forth together with the description of each item in this Proxy Statement. In summary, the Board recommends a vote:

          - for election of the nominated slate of directors (see page 5)

          - for ratification of the appointment of Price Waterhouse LLP as the Company's independent accountants (see page 16)

          - against approval of each of the stockholder proposals (see pages 16-20)

     With respect to any other matter that properly comes before the Meeting, the proxy holders will vote in accordance with their judgment on such matter.

WHAT VOTE IS REQUIRED TO APPROVE EACH ITEM?

          - ELECTION OF DIRECTORS. The affirmative vote of a plurality of the votes cast at the Meeting is required for the election of directors. A properly executed proxy marked "Withhold Authority" with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, but will be counted for purposes of determining whether there is a quorum.

          - ELIMINATION OF PROVISIONS CLASSIFYING BOARD. The affirmative vote of the holders of 58% of the outstanding shares entitled to vote is required to approve the proposed amendment of the Company's Articles of Incorporation to eliminate the classified board. A properly executed proxy marked "Abstain" with respect to the proposal will have the same effect as a vote against the proposal.

          - OTHER PROPOSALS. For each other proposal, the affirmative vote of a majority of the votes cast by stockholders represented in person or by proxy and entitled to vote on the proposal is required for approval. A properly executed proxy marked "Abstain" with respect to any such proposal will not be voted and will not be counted in determining the shares necessary for approval.

     If you hold your shares in "street name" through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters, will not be counted in determining the number of shares necessary for approval and, with respect to the proposal relating to the elimination of the classified board, will have the same effect as a vote against the proposal.

                                STOCK OWNERSHIP

WHO ARE THE LARGEST OWNERS OF THE COMPANY'S COMMON STOCK?

     The following table sets forth certain information concerning persons which, to the knowledge of the Company, own more than 5% of the outstanding Common Stock.

                                                                                  PERCENT OF
                      NAME AND ADDRESS                            SHARES         COMMON STOCK
                      ----------------                            ------         ------------
Barrow, Hanley, MeWhinney & Strauss, Inc....................    51,042,438           10.5%
  One McKinney Plaza
  3232 McKinney Avenue, 15th Floor
  Dallas, Texas 75204-2429(1)
Dodge & Cox.................................................    26,286,260            5.4%
  One Sansome Street, 35th Floor
  San Francisco, California 94104(2)
Putnam Investments, Inc.....................................    32,975,976            6.0%
  One Post Office Square
  Boston, Massachusetts 02109(3)
Vanguard/Windsor Funds, Inc. -- Windsor II..................    35,140,700           7.22%
  Post Office Box 2600
  Valley Forge, Pennsylvania 19482-2600(4)

-------------------------
(1) Information obtained from Schedule 13G as of December 31, 1997 filed with the Securities and Exchange Commission ("SEC") by Barrow, Hanley, MeWhinney & Strauss, Inc. ("BHMS"). BHMS is a registered investment advisor which has the shared power to dispose or to direct the disposition of all of the above shares and has the shared power to vote or to direct the voting of 298,895 of the shares.

(2) Information obtained from Schedule 13G as of December 31, 1997 filed with the SEC by Dodge & Cox. Dodge & Cox is a registered investment advisor which has the sole power to dispose or to direct the disposition of all of the above shares, has the sole power to vote or to direct the voting of 23,504,960 of the shares and has the shared power to vote or to direct the voting of 398,100 of the shares.

(3) Information obtained from Schedule 13G as of December 31, 1997 filed with the SEC by Putnam Investments, Inc., Marsh & McLennan Companies, Inc., Putnam Investment Management, Inc. and The Putnam Advisory Company, Inc. Putnam Investments, Inc., a subsidiary of Marsh & McLennan Companies, Inc., wholly owns two registered investment advisors, Putnam Investment Management, Inc., which is the investment advisor to the Putnam family of mutual funds, and The Putnam Advisory Company, Inc., which is the investment advisor to Putnam's institutional clients. Putnam Investments, Inc. has the shared power to dispose or to direct the disposition of 32,975,976 of the above shares. Putnam Investment Management, Inc. has the shared power to dispose or to direct the disposition of 32,602,214 of the shares. The Putnam Advisory Company, Inc. has the shared power to dispose or to direct the disposition of 373,762 of the shares and the shared power to vote or to direct the voting of 298,895 of the shares.

(4) Information obtained from Schedule 13G as of December 31, 1997 filed with the SEC by Vanguard/Windsor Funds, Inc. -- Windsor II, which is a registered investment company with the sole power to dispose or to direct the disposition and to vote or to direct the voting of the above shares.

HOW MUCH COMMON STOCK DO THE COMPANY'S DIRECTORS AND EXECUTIVE OFFICERS OWN?

     The following table shows the Common Stock ownership of the Company's directors, the named executive officers and all of the directors and executive officers of the Company as a group, in each case as of March 1, 1998.

                            NAME                                 SHARES
                            ----                                 ------
James B. Adamson(1).........................................       11,112
Lilyan H. Affinito(1).......................................       28,031
Stephen F. Bollenbach(1)....................................       19,673
Joseph A. Califano, Jr.(1)(2)...............................       14,945
Richard G. Cline(1)(5)......................................       24,838
Willie D. Davis(5)..........................................        9,063
Enrique C. Falla(1)(2)......................................       19,990
Joseph P. Flannery(1)(2)....................................       17,963
Andrew A. Giancamilli(2)(3).................................      237,087
Floyd Hall(3)...............................................    2,051,238
Donald W. Keeble(3).........................................      373,824
Robert D. Kennedy(1)(2).....................................       21,414
J. Richard Munro(1).........................................       14,050
Anthony N. Palizzi(3).......................................      373,742
Marvin P. Rich(3)(4)........................................      498,317
Robin B. Smith(1)(5)........................................        7,854
William P. Weber(1).........................................       19,912
James O. Welch(1)(5)(6).....................................      209,767
Directors and executive officers as a group (53
persons)(1)-(6).............................................    6,922,827

As of March 1, 1998, none of the directors and executive officers owned l% or more of the outstanding shares of Common Stock. The shares owned by the directors and executive officers as a group represented approximately 1.4% of the outstanding shares of Common Stock as of March 1, 1998.
-------------------------
(1) Includes restricted Common Stock units accrued under the Directors Stock Plan as follows: Mr. Adamson -- 4,042 units; Ms. Affinito -- 5,377 units; Mr. Bollenbach -- 3,822 units; Mr. Califano -- 4,481 units; Mr.
    Cline -- 5,246 units; Mr. Falla -- 4,481 units; Mr. Flannery -- 764 units; Mr. Kennedy -- 4,042 units; Mr. Munro -- 5,377 units; Ms. Smith -- 2,428 units; Mr. Weber -- 4,042 units; and Mr. Welch -- 4,481 units.

(2) Includes shares of Common Stock that can be acquired by conversion of Kmart Financing I Trust Convertible Preferred Stock as follows: Mr.
    Califano -- 1,333 shares; Mr. Falla -- 6,666 shares; Mr. Flannery -- 6,666 shares; Mr. Giancamilli -- 333 shares; Mr. Kennedy -- 3,333 shares; and all directors and executive officers as a group -- 24,081 shares.

(3) Includes shares of Common Stock that can be acquired by exercise of stock options within 60 days of March 1, 1998 as follows: Mr.
    Giancamilli -- 105,737 shares; Mr. Hall -- 933,333 shares; Mr. Keeble -- 297,399 shares; Mr. Palizzi -- 305,266 shares; and Mr. Rich -- 383,333 shares.

(4) Mr. Rich resigned from the Company as of April 3, 1998.

(5) Mr. Cline may be deemed to share voting and investment power as to 64,900 shares of Common Stock, owned by one or more of the Benchmark Funds of which he is a trustee. Mr. Davis may be deemed to share voting and investment power as to 3,200,000 shares of Common Stock, owned by one or more of the Strong Funds of which he is a director. Ms. Smith may be deemed to share voting and investment power as to 51,900,000 shares of Common Stock, owned by one or more of the Prudential Investments mutual funds of which she is a director. Mr. Welch may be deemed to share voting and investment power as to 41,231,876 shares of Common Stock, owned by one or more of the Vanguard Group of Investment Companies of which he is a director. If such additional shares were included, executive officers and directors as a group would be considered to beneficially own 96,396,776 shares of Common Stock, or

    19.13% of the Common Stock outstanding, including .00014% for Mr. Cline, 0.0065% for Mr. Davis 10.63% for Ms. Smith and 8.49% for Mr. Welch. Mr. Cline, Mr. Davis, Ms. Smith and Mr. Welch each disclaim beneficial ownership of such shares.

(6) Includes 166,397 shares of Common Stock held by trusts of which Mr. Welch and/or his wife is a co-trustee and 1,870 shares owned by his wife.

     Based upon a review of filings with the Securities and Exchange Commission and written representations that no other reports were required, the Company believes that all of the Company's directors and executive officers complied during fiscal 1997 with the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934.

                      PROPOSAL 1 -- ELECTION OF DIRECTORS

     The Company's Articles of Incorporation and By-laws provide that the number of directors, as determined from time to time by the Board, shall be not less than seven nor more than twenty-one. The Board has fixed the number of directors at 13, as of May 19, 1998. The Articles and By-laws further provide that directors shall be divided into three classes (Class I, Class II and Class III) serving staggered three-year terms, with each class to be as nearly equal in number as possible.

     Enrique C. Falla, who has served as a director of the Company since 1992, will retire from the Board of Directors as of the date of the 1998 Annual Meeting.

DIRECTORS STANDING FOR ELECTION

     In accordance with the recommendation of its Nominating Committee, the Board has nominated Lilyan H. Affinito, Richard G. Cline, Willie D. Davis and Joseph P. Flannery for election as Class III directors for a term expiring at the 2001 Annual Meeting and until their successors are elected and qualified. All of the nominees are presently directors of the Company whose terms expire at the 1998 Annual Meeting.

CLASS III DIRECTORS. The directors standing for election are:

LILYAN H. AFFINITO, 66

Former Vice Chairman of the Board of Maxxam Group Inc. (forest products operations, real estate management and development and aluminum production). Director of Caterpillar, Inc., Chrysler Corporation and Jostens Inc. Has served as a director of Kmart Corporation since 1990.

RICHARD G. CLINE, 63

Chairman, Hussmann International, Inc. (refrigerated merchandising equipment and refrigeration systems). Also Chairman, Hawthorne Investors, Inc. Previously served as Chairman and Chief Executive Officer and as Chairman, President and Chief Executive Officer of NICOR, Inc. (natural gas distribution and containerized shipping). Director of Hussmann International, Inc., Ryerson Tull, Inc. and Whitman Corporation. Trustee of Benchmark Funds. Has served as a director of Kmart Corporation since 1995.

WILLIE D. DAVIS, 63

President of All Pro Broadcasting, Inc. (radio stations). Director of Alliance Bank, The Dow Chemical Company, Johnson Controls, Inc., MGM Grand, Inc., Rally's Hamburgers, Inc., Sara Lee Corporation, Strong Funds and WICOR, Inc. Has served as a director of Kmart Corporation since 1986.

JOSEPH P. FLANNERY, 66

Chairman of the Board, President and Chief Executive Officer of Uniroyal Holding, Inc. (investment management company). Director of APS Holding Corp., Arvin Industries, Inc., Ingersoll Rand Company, Newmont Gold Company, Newmont Mining Corporation and The Scotts Company. Has served as a director of Kmart Corporation since 1985.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ELECTION OF MS. AFFINITO AND MESSRS. CLINE, DAVIS AND FLANNERY AS CLASS III DIRECTORS.

DIRECTORS CONTINUING IN OFFICE

CLASS I DIRECTORS. The following Class I directors were elected at the Company's 1996 Annual Meeting for terms expiring at the Annual Meeting in 1999:

JAMES B. ADAMSON, 50

Chairman and Chief Executive Officer, Advantica Restaurant Group (formerly Flagstar Corporation) (food services and restaurant franchises). Previously served as Chief Executive Officer, as Chief Operating Officer and as Retail President of Burger King Corporation. Director of Oxford Health Plans. Has served as a director of Kmart Corporation since 1996.

STEPHEN F. BOLLENBACH, 55

President and Chief Executive Officer of Hilton Hotels Corporation. Previously served as Senior Executive Vice President and Chief Financial Officer of The Walt Disney Company, as President and Chief Executive Officer of Host Marriott Corporation, and as Chief Financial Officer of Marriott Corporation. Director of America West Airlines, Inc., Hilton Hotels Corporation, Ladbroke Group PLC and Time Warner Inc. Has served as a director of Kmart Corporation since 1996.

FLOYD HALL, 59

Chairman of the Board, President and Chief Executive Officer. Previously served as Chairman and Chief Executive Officer of Alva Reproductions Inc. (museum reproductions), Glass Masters Inc. (stained glass products) and The Museum Co. (retail stores) and as Chairman of Lynx Technologies Inc. (telecommunications). Prior to that, served as Chairman and Chief Executive Officer of The Grand Union Company, of Target Stores and of B. Dalton Booksellers Inc. Director of Jundt Funds. Has served as a director of Kmart Corporation since 1995.

ROBERT D. KENNEDY, 65

Former Chairman and Chief Executive Officer of Union Carbide Corporation (chemicals and plastics manufacturer). Director of Birmingham Steel Corporation, General Signal Corporation, Lionore Mining International Ltd., Sun Oil Co., Union Carbide Corporation, Union Camp Corporation and UCAR International Inc. Has served as a director of Kmart Corporation since 1996.

WILLIAM P. WEBER, 57

Vice Chairman of Texas Instruments Incorporated (diversified electronics manufacturer). Previously served as Executive Vice President and as Components Sector President of Texas Instruments Incorporated. Director of Texas Instruments Incorporated. Has served as a director of Kmart Corporation since 1996.

CLASS II DIRECTORS. The following Class II directors were elected at the Company's 1997 Annual Meeting for terms expiring at the Annual Meeting in 2000.

JOSEPH A. CALIFANO, JR., 66

Chairman and President, The National Center on Addiction and Substance Abuse at Columbia University, attorney, author and Adjunct Professor of Public Health (health policy and management), College of Physicians and Surgeons of Columbia University and Columbia University School of Public Health. Director of Authentic Fitness Corp., Automatic Data Processing, Inc., Chrysler Corporation, Health Plan Services, Inc., The Travelers Inc. and Warnaco, Inc. Has served as a director of Kmart Corporation since 1990.

J. RICHARD MUNRO, 67

Chairman of the Board of Genentech, Inc. (bio-technology). Previously served as Chairman of the Executive Committee and as Co-Chairman of the Board and Co-Chief Executive Officer of Time Warner Inc. (entertainment and communications) and as Chairman of the Board and Chief Executive Officer of Time Inc. (communications). Director of Genentech, Inc., Kellogg Company and Mobil Corporation. Has served as a director of Kmart Corporation since 1990.

ROBIN B. SMITH, 58

Chairman and Chief Executive Officer of Publishers Clearing House (distribution of publications). Previously served as President and Chief Executive Officer of Publishers Clearing House. Director of BellSouth Corp., Prudential Investments mutual funds, Springs Industries, Inc. and Texaco, Inc. Has served as a director of Kmart Corporation since 1996.

JAMES O. WELCH, JR., 66

Former Vice Chairman of RJR Nabisco, Inc. and Chairman of Nabisco Brands, Inc. Director of TECO Energy, Inc. and Vanguard Group of Investment Companies. Has served as a director of Kmart Corporation since 1995.

HOW ARE DIRECTORS COMPENSATED?

     Directors who are not employees of the Company or its subsidiaries receive an annual retainer of $50,000, with no additional amount payable for attending meetings. Fifty percent (and at the election of the director, up to 100%) of the annual retainer is paid in Common Stock in lieu of cash pursuant to the Directors Stock Plan. In addition, under the Directors Stock Plan, restricted stock units, which are distributed as shares of Common Stock upon termination of Board service, are accrued for a period of time equal to the director's Board service, but no more than ten years, in an amount equal to 50% of the annual retainer, plus, for Committee chairpersons, an amount equal to 10% of the annual retainer.

     Under the Company's Deferred Compensation Plan for Non-Employee Directors and the Directors Stock Plan, a director may elect to defer all or any portion of his or her compensation for services as a director which is payable in cash or Common Stock. Under these Plans, deferred cash amounts earn interest at a rate equivalent to the ten-year U.S. Treasury Note rate plus 5%, and deferred shares of Common Stock are credited with an amount equal to any dividends payable on such shares, which are converted on a quarterly basis to additional shares.

     Effective January 1, 1996, benefits under the Company's Directors Retirement Plan were terminated with respect to new directors and the accrual of future benefits for existing directors was terminated. Non-employee directors who served on the Board prior to December 31, 1995 and who serve at least five years are entitled to benefits under the Plan. Upon retirement from the Board or age 62, whichever is later, such directors will receive an annual benefit equal to the annual retainer at the time of retirement for a period equal to the director's accrued years under the Plan, not to exceed ten years. Ms. Affinito and Messrs. Califano, Davis, Falla, Flannery and Munro have vested benefits under the Directors Retirement Plan.

     Directors who are employees of the Company or its subsidiaries do not receive the above compensation or benefits.

HOW OFTEN DID THE BOARD MEET DURING FISCAL 1997?

     The Board of Directors met 8 times during fiscal 1997. Each director attended at least 83% of the Board and Committee meetings held while he or she served as a director or member of the Committee.

WHAT ARE THE COMMITTEES OF THE BOARD?

     The Board of Directors has Audit, Executive, Compensation and Incentives, Finance and Nominating Committees. Except for the Executive Committee, the Committees are comprised solely of non-employee directors.

                           BOARD COMMITTEE MEMBERSHIP

                                                     COMPENSATION AND
                                          AUDIT         INCENTIVES       EXECUTIVE     FINANCE     NOMINATING
                NAME                    COMMITTEE       COMMITTEE        COMMITTEE    COMMITTEE    COMMITTEE
                ----                    ---------    ----------------    ---------    ---------    ----------
James B. Adamson....................                                                      x
Lilyan H. Affinito..................        *                                x                         x
Stephen F. Bollenbach...............                                                      x
Joseph A. Califano, Jr..............                                                      x
Richard G. Cline....................                        *                x                         x
Willie D. Davis.....................                        x
Joseph P. Flannery..................                                         x            *            x
Enrique C. Falla....................        x
Floyd Hall..........................                                         *
Robert D. Kennedy...................                                                      x
J. Richard Munro....................                        x                x                         *
Robin B. Smith......................        x
William P. Weber....................        x
James O. Welch, Jr..................                        x

-------------------------
x Member

* Chairperson

WHAT ARE THE FUNCTIONS OF THE BOARD COMMITTEES?

     Audit Committee. Recommends to the Board the selection of independent accountants; approves the nature and scope of services performed by the independent accountants and reviews the range of fees for such services; confers with the independent accountants and reviews results of their audits; reviews the Company's internal audit, accounting and financial controls; and provides assistance to the Board with respect to corporate and reporting practices of the Company. In fiscal 1997, the Audit Committee met 5 times.

     Compensation and Incentives Committee. Determines the nature and amount of compensation of the executive officers of the Company and its subsidiaries; and administers the Company's Annual Incentive Bonus Plan and executive and director stock plans. The Committee is assisted as needed by an independent consultant which reports directly to the Committee. In fiscal 1997, the Compensation and Incentives Committee met 5 times.

     Executive Committee. Exercises the power and authority of the Board as may be necessary during the intervals between meetings of the Board, subject to such limitations as are provided by law or by resolution of the Board. In fiscal 1997, the Executive Committee met 2 times.

     Finance Committee. Reviews and oversees corporate operating and financial policies, procedures and plans; makes recommendations to the Board on dividend policy, corporate financing, the issuance and sale of Company securities and the investments of funds; and reviews and oversees the Employee Pension Plan and Pension Fund and the Retirement Savings Plan/Profit Sharing Program and Funds. In fiscal 1997, the Finance Committee met 4 times.

     Nominating Committee. Recommends to the Board nominees for election as directors. In performing this function, the Committee considers nominees recommended by stockholders. Such recommendations should be submitted in writing to the Secretary of the Company and should include a description of the proposed nominee's qualifications, other relevant biographical data and the written consent of the proposed nominee to serve, if elected. In addition, the By-laws of the Company establish certain procedures concerning stockholder nominations for elections of directors. The By-laws generally require that notice of such nominations be delivered to the Secretary of the Company within the following specified time limits prior to the stockholders meeting at which the directors are to be elected: 90 days in advance of an annual meeting; and the tenth day following the date on which notice of a special meeting is first given to stockholders. Each notice of nomination is required to contain the name and address of the stockholder who intends to make the nomination; the name, age, business address and written consent of each nominee; and such other information as would be required to be disclosed with respect to the nominee in a proxy solicitation. In fiscal 1997, the Nominating Committee met 4 times.

                             EXECUTIVE COMPENSATION

COMPENSATION AND INCENTIVES COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Company's executive compensation program is administered by the Compensation and Incentives Committee of the Board of Directors. The Committee is comprised of four independent, non-employee directors.

WHAT IS THE COMPANY'S PHILOSOPHY OF EXECUTIVE COMPENSATION?

     The Company's 1997 Compensation Program for executives consisted of the following key elements:

          - Base salary

          - Performance-based annual incentive bonus

          - Executive restricted stock purchases at an effective 20% discount

          - Grants of stock options and restricted shares

     The primary goal of the program is to assure that the compensation provided to the Company's executives is tied to the Company's business strategies and objectives, thereby aligning the financial interests of senior executives with those of stockholders. Other objectives of the Committee's compensation strategy are to attract and retain the best possible executive talent, to motivate those executives to obtain optimum performance for the Company, to link executive and stockholder interests through equity based plans and to provide compensation that recognizes individual contributions as well as overall business results.

     On a regular and recurring basis, the Committee conducts a review of the Company's executive compensation program, assisted as needed by an independent compensation consultant, in order that the Committee may assure that the Company's compensation program is properly integrated with both the Company's annual and longer term objectives and is competitive with compensation programs of other companies with which the Company must directly compete for executive talent.

     The Committee's policy with respect to each of the components of the Company's executive compensation program is discussed below. Through these programs, a significant portion of the Company's executive compensation is linked to performance and the alignment of executive interests with those of stockholders.

     The Committee has also adopted a policy that, while maintaining an appropriately competitive compensation program, it will endeavor to take the necessary steps so that all compensation paid to executive officers will be tax deductible to the Company under Section 162(m) of the Internal Revenue Code ("IRC").

Base Salary

     Base salaries for the Company's executive officers are based on a structure of graduated salary levels that are established by reference to several commercially available executive compensation surveys in which the Company and other major U.S. retailers participate. The range for each position consists of minimum, mid-point and maximum salary levels. Generally, the salary goals for executive officers are targeted at the average salaries for comparable positions within the companies participating in the surveys (unless an employment agreement provides otherwise or as necessary to meet specific competitive offers). Any annual salary adjustment, within each applicable position/salary grade, is determined based on the performance of the individual (including the achievement of his or her annual objectives). The retail companies included in the surveys represent a narrower group than the companies included in the Standard & Poor's Retail Stores Composite Index, contained in the Company's stock performance graph. The Committee believes that the means by which comparative salary levels are determined is appropriate since they enable the Company's executive salary structure to reflect the practice of other retailers that are comparable to the Company in size and complexity. The Committee intends periodically to assess the continued suitability of this approach and to modify it if appropriate.

Annual Incentive Bonus

     Executive officers have an opportunity to earn annual bonuses based on performance against corporate and business unit goals approved by the Committee. In addition, the Committee may approve adjustments to the bonus formula as necessary from time to time to insure against unmerited windfalls or penalties due to accounting changes or other non-operating factors.

     The Company's goal for 1997, and the funding of 1997 incentive bonuses of executive officers, was based solely on the achievement of consolidated after-tax 1997 financial results (exclusive of certain one-time charges).

     Participants were assigned threshold, target and maximum bonus levels, with funding depending on the level of achievement of the annual goal -- zero if achievement was below the threshold level of 80% of goal, and increasing incrementally from 25% of the targeted bonus at 80% achievement of goal, to 100% of the targeted bonus at 100% achievement of goal, to a maximum of 225% of the targeted bonus at achievement of 150% of goal or greater.

     The 1997 targeted bonus opportunity for each executive officer was based on a percentage of their annual base salary -- with the largest targeted bonus opportunity being granted to the CEO and the targeted bonus opportunity granted to other executive officers decreasing incrementally based on their position/salary grade. Generally, the on-plan incentive bonus for executive officers was targeted at the average bonus for comparable positions within the companies participating in the above described executive compensation surveys (unless an employment agreement provided otherwise or as necessary to meet specific competitive offers).

     Bonus payouts from available funding were based on the achievement of individual financial and personal performance objectives approved and subsequently evaluated by the senior officer to whom the executive officer reported, as well as by the CEO (and, in the case of the CEO, by the Board of Directors).

Stock Purchases, Stock Options and Restricted Shares

     The Company's long-term incentive compensation for executive officers and other key executives consisted of purchases of restricted shares under the Management Stock Purchase Plan, stock options granted under the 1992 Stock Option and 1997 Long-Term Equity Compensation Plans and restricted shares granted under the Performance Restricted Stock and 1997 Long-Term Equity Compensation Plans.

     The Committee has long believed that aligning management's interests with those of stockholders is an important element of the Company's executive compensation program and that encouraging increased levels of ownership in the Company's Common Stock is a key ingredient in achieving this goal. The Management Stock Purchase Plan, which was approved by stockholders, provides for the use of any annual incentive bonus earned by the executive officers and other executive participants under the Annual Incentive Bonus Plan to be used to purchase shares of Common Stock at an effective 20% discount, such shares to be restricted from sale or transfer for a period of three years. A participant may choose to use less than 100% of his or her annual bonus to purchase such restricted shares, but in no event less than 20%.

     The Company's Stock Option Plans also enable executive officers and other key executives to develop and maintain a substantial stock ownership position in the Company's Common Stock, and create a direct link between executive compensation and stockholder return. Under the Stock Option Plans, which were approved by stockholders, options for Common Stock were granted in 1997 to over 3,000 executives.

     Generally, the 1997 stock option grants for executive officers, other than the CEO, were developed using industry accepted stock option valuation and pricing models. Grants ranged from 50% to 110% of the applicable salary range midpoint depending on position and salary grade, and were targeted at the average grant levels for comparable positions at the companies participating in the above described executive compensation surveys (unless an employment agreement provided otherwise, or a specific competitive offer was met, or the Committee determined otherwise based on its own assessment of the situation).

     Stock options were granted with an exercise price equal to the market price of the Common Stock on the date of grant, will expire after ten years and will vest over a three year period at the rate of one-third of the shares per year.

     Under the Performance Restricted Stock and 1997 Long-Term Equity Compensation Plans, the Committee granted awards of Common Stock with a three year restricted period to eight key executive officers, including the named executive officers. These grants were made by the Committee based on its assessment that these individuals had made material contributions to the Company and that the grants would enhance the Company's ability to retain their services.

HOW WAS THE COMPANY'S CEO COMPENSATED IN FISCAL 1997?

     Mr. Hall's 1997 cash compensation included a base salary of $1,200,000 which was equivalent to the median salary of the other CEOs of companies participating in the above described executive compensation surveys. Mr. Hall's bonus payout for 1997 was $1,815,600 as a result of the Company's attaining its 1997 financial goal and Mr. Hall's exceptional achievement with respect to his individual financial and personal performance objectives. In March of 1997, the Committee also granted Mr. Hall stock options to purchase 1,000,000 shares of Common Stock and awarded him 225,000 shares of restricted Common Stock. These awards were made by the Committee based on its assessment that Mr. Hall had made, and continues to make, significant contributions to the Company. All of Mr. Hall's 1997 compensation was tax deductible by the Company under IRC Section 162(m) or was deferred until such time as it will be tax deductible to the Company.

                                          Compensation and Incentives Committee

                                          R. G. Cline, Chair
                                          W. D. Davis
                                          J. R. Munro
                                          J. O. Welch, Jr.

     The Compensation and Incentives Committee Report and the performance graph included elsewhere in this Proxy Statement shall not be deemed filed or incorporated by reference into any other filings by the Company under the Securities Act of 1933 or the Securities Exchange of 1934, except to the extent that the Company specifically incorporates this information by reference.

EXECUTIVE COMPENSATION SUMMARY TABLE

     The following table sets forth information concerning total compensation paid to the Chief Executive Officer and the four other most highly compensated executive officers of the Company who served in such capacities as of January 28, 1998 (the "named executive officers") for services rendered to the Company during each of the last three fiscal years. In addition, information is included concerning the former President and Chief Operating Officer, U.S. Kmart Stores, who retired from the Company as of December 31, 1997.

                                                                                  LONG-TERM COMPENSATION
                                                                       ---------------------------------------------
                                         ANNUAL COMPENSATION           NO. OF STOCK    RESTRICTED
            NAME AND              ----------------------------------     OPTIONS         STOCK          ALL OTHER
       PRINCIPAL POSITION         YEAR      SALARY($)    BONUS($)(1)    GRANTED(#)    AWARDS($)(2)   COMPENSATION(3)
       ------------------         ----      ---------    -----------   ------------   ------------   ---------------
F. Hall.........................  1997(4)   $1,200,000   $1,815,600     1,000,000      $2,729,250      $  375,693(5)
  Chairman of the Board           1996(4)    1,000,000    1,749,500       900,000       1,488,200         144,542
  President and Chief             1995         660,300    1,000,000     3,450,000       6,375,000             -0-
  Executive Officer
A. A. Giancamilli...............  1997         485,835      442,700       320,000       1,269,000          24,291
  President and General           1996         315,000      261,300        90,000             -0-           2,350
  Merchandise Manager             1995         201,440       30,455        39,071             -0-             175
  U. S. Kmart Stores
M. P. Rich(6)...................  1997         600,000      462,000       150,000       1,031,050          46,320
  Executive Vice President        1996         550,000      638,300       200,000             -0-          25,475
  Strategic Planning, Finance     1995         500,000      103,280       130,000             -0-           1,250
  and Administration
D. W. Keeble....................  1997         432,000      378,000        70,000         606,500          32,750
  Executive Vice President        1996         400,000      461,200       100,000             -0-          35,350
  Store Operations                1995         350,000       74,620       100,000             -0-          10,500
A. N. Palizzi...................  1997         413,400      258,400        60,000         545,850          32,140
  Executive Vice President        1996         390,000      419,100       100,000             -0-          50,459
  General Counsel                 1995         325,000       74,620        40,000             -0-          28,878
W. Flick........................  1997         733,333      478,400           -0-       2,729,250          28,334
  Former President and            1996         687,500      340,300       750,000             -0-       1,156,500
  Chief Operating Officer         1995          50,000          -0-       400,000             -0-       1,000,000
  U.S. Kmart Stores

-------------------------
(1) A portion of each named executive officer's 1997 cash bonus was used to purchase restricted shares of Common Stock at an effective 20% discount pursuant to the Company's Management Stock Purchase Plan, as follows: Mr. Hall -- $907,800 of bonus was used; the value of the stock was $1,134,750. Mr. Giancamilli -- $88,540 of bonus was used; the value of the stock was $110,675. Mr. Rich -- $92,400 of bonus was used; the value of the stock was $115,500. Mr. Keeble -- $75,600 of bonus was used; the value of the stock was $94,500. Mr. Palizzi -- $51,680 of bonus was used; the value of the stock was $64,600. (Values are based on the market price of the stock as of the date of issue.)

(2) These amounts represent the value of the following grants of restricted shares of Common Stock issued under the Company's Long-Term Equity Compensation Plan or the Performance Restricted Stock Plan, as applicable (based on the market price of the stock as of the date of issue): Mr. Hall -- 225,000 shares; Mr. Giancamilli -- 100,000 shares; Mr. Rich -- 85,000 shares (which were forfeited since they were not vested as of April 3, 1998, the date of Mr. Rich's resignation); Mr. Keeble -- 50,000 shares; Mr. Palizzi -- 45,000 shares; and Mr. Flick -- 225,000 shares (which were forfeited since they were not vested as of December 31, 1997, the date of Mr. Flick's retirement).

(3) The dollar amounts under "All Other Compensation" for Messrs. Hall, Giancamilli, Rich, Keeble, Palizzi and Flick include employer contributions under the Company's Supplemental Retirement Savings Plan and for 1995 and 1996 for Messrs. Keeble and Palizzi under the Company's Supplemental Pension Plan. The Supplemental Plans provide benefits to the extent that the Employee Retirement Income Security Act (ERISA) limits the amount of employer contributions to which a participant would otherwise be entitled under the Plans absent such limitation.

(4) $1,363,788 of Mr. Hall's 1997 cash compensation and $993,493 of his 1996 cash compensation was deferred in order for the Company to avoid tax non-deductibility under IRC Section 162(m). These mandatory deferrals accrue interest equal to the 10-year U.S. Treasury Note rate plus 5%.

(5) Benefits received by Mr. Hall include reimbursement of $165,292 in housing costs and living expense allowance (including $46,339 in taxes paid in connection therewith).

(6) Mr. Rich resigned from the Company as of April 3, 1998.

OPTION GRANTS IN FISCAL YEAR 1997

     The following table shows all grants of options to each of the named executive officers in fiscal 1997.

                                                      % OF TOTAL
                                                       OPTIONS
                                       NUMBER OF      GRANTED TO
                                        OPTIONS       EMPLOYEES                                      HYPOTHETICAL
                                        GRANTED       IN FISCAL     EXERCISE PRICE    EXPIRATION    VALUE AT GRANT
               NAME                     (#)(1)           1997         ($/SH)(2)          DATE           ($)(3)
               ----                    ---------      ----------    --------------    ----------    --------------
F. Hall............................    1,000,000        13.82%         $12.125        3/19/07         $5,351,440
A. A. Giancamilli..................       60,000(4)      4.42           12.125        3/19/07            321,086
                                          35,000                         12.34        6/29/07            189,130
                                         225,000                         12.69        12/3/07          1,261,215
M. P. Rich(5)......................      150,000         2.07           12.125        3/19/07            802,716
D. W. Keeble.......................       70,000         0.097          12.125        3/19/07            374,601
A. N. Palizzi......................       60,000         0.083          12.125        3/19/07            321,086
W. Flick...........................          -0-           -0-              --             --                 --

-------------------------
(1) Options shown above will become exercisable in three equal annual installments commencing one year from date of grant.

(2) All options were granted at a price equal to 100% of the market value of the Common Stock on the date of grant (March 17, 1997 for Messrs. Hall, Rich, Keeble and Palizzi and March 17, 1997, June 27, 1997 and December 1, 1997 for Mr. Giancamilli). The exercise price may be paid in cash, already owned shares or a combination of both.

(3) This column represents the estimated present value of the options granted during fiscal 1997 on the date of grant using the Black-Scholes option pricing model based upon the following assumptions: an estimated time until exercise of 5 years; a 5-year stock price volatility rate of .388952, .391145 and .400439 for grants made on March 17, 1997, June 27, 1997 and December 1, 1997, respectively; a risk-free interest rate of 6.54%, 6.33% and 5.83% for grants made on March 17, 1997, June 27, 1997 and December 1, 1997, respectively; a dividend yield of 0.00%; and no adjustment for non-transferability or forfeiture. The actual value, if any, that an executive officer may realize will depend on the excess of the market price over the exercise price on the date the option is exercised so that there is no assurance that the value realized by an executive will be at or near the value estimated by the Black Scholes model, which is based on arbitrary assumptions as to the variables of stock price volatility, future dividend yield and interest rate.

(4) Mr. Giancamilli was granted options for 60,000 shares on March 17, 1997 in connection with the 1997 broad-based grant of stock options to key executives of the Company, for 35,000 shares on June 27, 1997 when he was promoted to Senior Vice President and General Merchandise Manager, Consumables/ Commodities/Soft Home and 225,000 shares on December 1, 1997 when he was promoted to President and General Merchandise Manager, U. S. Kmart.

(5) Mr. Rich resigned from the Company as of April 3, 1998.

OPTION EXERCISES AND VALUES FOR FISCAL YEAR 1997

     The table below sets forth the following information with respect to options exercised by each of the named executive officers in fiscal 1997 and the status of their options at January 28, 1998:

          - the number of shares of Common Stock acquired upon exercise of options during fiscal 1997;

          - the aggregate dollar value realized upon the exercise of such options;

          - the total number of exercisable and non-exercisable stock options held at January 28, 1998; and

          - the aggregate dollar value of in-the-money exercisable and non-exercisable options at January 28, 1998.

                          NUMBER OF                                                                VALUE OF UNEXERCISED
                           SHARES            VALUE             NUMBER OF UNEXERCISED               IN-THE-MONEY OPTIONS
                         ACQUIRED ON     REALIZED UPON           OPTIONS AT 1/28/98                     AT 1/28/98
        NAME            EXERCISE (#)      EXERCISE ($)     EXERCISABLE/NONEXERCISABLE(#)      EXERCISABLE/NONEXERCISABLE($)
        ----            ------------     -------------     -----------------------------      -----------------------------
F. Hall..............         -0-                -0-         300,000          5,050,000         $129,000         $258,000
A. A. Giancamilli....         -0-                -0-          49,534            399,537          121,120          178,761
M. P. Rich(1)........         -0-                -0-         136,666            413,334          216,665          433,336
D. W. Keeble.........         -0-                -0-         137,733            236,667          108,333          216,668
A. N. Palizzi........         -0-                -0-         175,933            166,667          108,333          216,668
W. Flick.............      83,333           $560,831         166,666             83,333          176,666          270,832

-------------------------
(1) Mr. Rich resigned from the Company as of April 3, 1998.

                             PENSION PLAN TABLE(1)

     The following table illustrates the estimated annual benefits payable under the combined Employee Pension Plan and Supplemental Pension Benefit Plan described below under the final average compensation formula (prior to the applicable Social Security reduction) for employees at various levels of compensation and years of service after age 21 and assumes that the Plans will continue in their present form until the employee's retirement and that the employee will continue in the employ of the Company or a participating subsidiary until age 65.

                                                            YEARS OF SERVICE(3)
                                ----------------------------------------------------------------------------
      REMUNERATION(2)           15 YEARS         20 YEARS         25 YEARS         30 YEARS         35 YEARS
      ---------------           --------         --------         --------         --------         --------
  $125,000..................    $ 28,125         $ 37,500         $ 46,875         $ 56,250         $ 65,625
   150,000..................      33,750           45,000           56,250           67,500           78,750
   200,000..................      45,000           60,000           75,000           90,000          105,000
   250,000..................      56,250           75,000           93,750          112,500          131,250
   300,000..................      67,500           90,000          112,500          135,000          157,500
   350,000..................      75,750          105,000          131,250          157,500          183,750
   400,000..................      90,000          120,000          150,000          180,000          210,000
   450,000..................     101,250          135,000          168,750          202,500          236,250
   500,000..................     112,500          150,000          187,500          225,000          262,500
   600,000..................     135,000          180,000          225,000          270,000          315,000
   700,000..................     157,500          210,000          262,500          315,000          367,500
   800,000..................     180,000          240,000          300,000          360,000          420,000
   900,000..................     202,500          270,000          337,500          405,000          472,500

-------------------------
(1) The accrual of benefits under the Company's tax-qualified Employee Pension Plan was frozen as of January 31, 1996. Therefore, service after January 31, 1996 is not recognized for benefit calculation purposes, but is recognized for vesting purposes. The Plan will provide benefits computed under (i) a career average formula at 1.25% of the employee's compensation for each year of credited service prior to

    January 31, 1996, or (ii) a final average compensation formula at 1.50% of the average of the employee's best five compensation years multiplied by years of service after age 21 and prior to January 31, 1996 up to 35 years minus 2% of the employee's Social Security benefit for each year of service up to 30 years, whichever formula provides the greater benefit. Since the formula described in (ii) provides the greater benefit to any eligible named executive officer, the Pension Plan Table illustrates the estimated annual benefits payable under that formula (prior to the applicable Social Security reduction).

    The Company has also adopted a Supplemental Pension Benefit Plan which provides benefits to the extent that ERISA limits the pension to which an employee would otherwise be entitled under the Employee Pension Plan absent such limitation; provided, however, that the maximum annual benefit payable under the Plans on a combined basis is $653,171, as adjusted by any increase in the urban consumer price index after January 1, 1998 to the date of retirement.

    The amounts shown are based on the pension being paid only during the lifetime of the retired employee and would be reduced on an actuarially equivalent basis in the event of a survivor benefit or optional form of payment. Of the named executive officers, only Messrs. Keeble and Palizzi are eligible to receive benefits under the Plan. Mr. Keeble has 27 years of service under the Plan after age 21, and Mr. Palizzi has 26 years of service under the Plan after age 21.

(2) "Remuneration" is the average compensation of an employee during the 5 highest years preceding January 31, 1996. Compensation covered by the Plans for executive officers is the sum of their annual salary and bonus.

(3) The pension amounts shown in the table are subject to reduction by 2% of the employee's Social Security benefit for each year of service prior to January 31, 1996 up to a maximum of 30 years. The maximum reduction at age 65 is currently $9,596.

     The Company also has adopted a Supplemental Executive Retirement Plan for the purpose of providing supplemental retirement income to executive officers of the Company who retire prior to age 65 or who are hired by the Company later in their careers, whom the Board of Directors approves as eligible to receive benefits under the Plan. Benefits are determined by the Board of Directors based on the position, responsibilities and rate of compensation of the employee, benefits payable or which would have been payable under other plans, and such other factors as the Board may deem relevant.

EMPLOYMENT AND SEVERANCE ARRANGEMENTS

     The Company has entered into employment or severance agreements with the named executive officers. Mr. Hall's agreement, which has a term ending June 3, 2000, provides for an annual salary of at least $1 million and an annual on-plan incentive bonus opportunity of at least $1 million based on the attainment of performance goals. If his employment is terminated by the Company other than for cause or disability or if he terminates for good reason, he will be entitled to receive monthly severance payments equal to his monthly base salary at the time of termination, plus 1/12th the annual on-plan bonus for the year in which termination occurred (the "severance payments"). The severance payments will be made during a severance period equal to the term remaining of his employment agreement at the time of termination, but in no event for less than 12 months nor more than 36 months. In addition, if his employment is terminated without cause and within 2 years of a change in control of the Company, he would be entitled to receive a lump sum payment equal to the severance payments. The agreements entered into with the other named executive officers contain substantially similar severance provisions and provide that, if employment is terminated by the Company, other than for cause or disability, or if the executive officer terminates employment for good reason, he will be entitled to receive severance payments in monthly installments during a 2 year severance period following termination equal to his monthly base salary at the time of termination, plus 1/12th the annual on-plan bonus targeted for the year in which termination occurred, which payments will be reduced by the amount of compensation received from other employment. The executive officer has an obligation to seek such other employment. In the event of termination for cause or disability, the executive officer would not receive any severance payments under the agreement.

     The Company estimates that if the employment of Messrs. Hall, Giancamilli, Rich, Keeble and Palizzi were terminated in 1998, and severance payments were due them under their severance agreements, the total payments due for the entire severance period (assuming no reduction for other employment) would be approximately $8,220,000. Mr. Rich resigned from the Company as of April 3, 1998, and no payments were due under his severance agreement.

PERFORMANCE GRAPH

     Set forth below is a graph comparing the total returns (assuming dividend reinvestment) of the Company's Common Stock, the Standard & Poor's ("S&P") 500 Composite Index and the S&P Retail Stores Composite Index for the 5-year period commencing January 31, 1993.

       COMPARISON OF CUMULATIVE TOTAL RETURN/JANUARY 1993 TO JANUARY 1998

                            TOTAL STOCKHOLDER RETURN

               MEASUREMENT PERIOD                      KMART             RETAIL           S&P 500
             (FISCAL YEAR COVERED)                      CORP           COMPOSITE           INDEX
JAN-93                                                         100               100               100
JAN-94                                                       87.55             94.28            111.02
JAN-95                                                       64.05             88.83            112.90
JAN-96                                                       29.10             96.47            157.55
JAN-97                                                       37.64            113.10            195.37
JAN-98                                                       37.86            167.87            247.01

Assumes $100 invested on January 31, 1993 in the Company's Common Stock,
S&P 500 Composite Index and S&P
Retail Stores Composite Index and that any dividends are reinvested.

S Company's Common Stock
K S&P 500 Composite Index
M S&P Retail Stores Composite Index

      PROPOSAL 2 -- RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     Subject to stockholder ratification, the firm of Price Waterhouse LLP has been appointed by the Board of Directors as independent accountants to audit the Company's books and records for fiscal 1998, upon recommendation of the Audit Committee. Representatives of Price Waterhouse LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.

                       PROPOSAL 3 -- STOCKHOLDER PROPOSAL

     Aaron Merle Epstein, who is the owner of 1,250 shares of Common Stock of the Company, has notified the Company of his intention to present the following resolution at the Annual Meeting of Stockholders, which proposal is opposed by the Board of Directors.

     "RESOLVED: The shareholders of Kmart, Inc. (sic) request the Board of Directors to prepare a report at a reasonable expense describing the Company's actions to ensure that it does not and will not do business with foreign suppliers who manufacture items for sale in the United States using forced labor, convict labor, or illegal child labor, or who fail to satisfy all applicable laws and standards protecting their employees' wages, benefits, working conditions, freedom of association, and other rights.

     This report should include:

          1. Summary of current monitoring practices enforcing the company's policies for its manufacturers and suppliers.

          2. Establishment of independent monitoring programs in conjunction with local respected religious and human rights groups.

          3. Establishment of incentives to encourage suppliers to raise standards, rather than terminate contracts.

          4. Public disclosure of contract supplier reviews on a regular basis."

STOCKHOLDER'S SUPPORTING STATEMENT

     "As U.S. companies import more goods, concern is growing about working conditions in many nations that fall far below basic standards of fair and humane treatment. Several years ago, a controversy arose after reports that goods made by convicts in Chinese prisons were being imported into the United States for sale to consumers. The Tariff Act of 1930 makes it illegal to import any goods made by forced labor, including convict labor. China's use of prison labor and its record on human rights generally are issues in the debate about whether China should enjoy "most favored nation" trading status with the United States.

     Public concern has also been voiced in the wake of reports that retail items were manufactured using illegal child labor, unsafe or unhealthy working conditions, and similar conditions. In April 1997 the White House Apparel Industry partnership, which was appointed by President Clinton to make recommendations in this area, presented a report to the President setting out a Workplace Code of Conduct and Principles of Monitoring for the apparel and footwear industry. The standards in that report, if implemented comprehensively and diligently, are intended to eliminate poor working conditions for workers in the U.S. and abroad.

     I am submitting this proposal because Kmart imports many goods into the United States, and thus we as shareholders have a strong interest in learning what steps Kmart is taking to monitor and control the conditions under which the goods it sells are produced. Reports that overseas suppliers are exploiting workers may damage a company's reputation and generate a consumer backlash.

     In our view too, it makes good business sense to enforce strict sourcing standards. For example, there are subterfuges that suppliers can use to import goods made by forced labor into the United States. Also, when the federal government enforces applicable laws, it may hold companies liable for actions of their suppliers.

     Strict standards and an active enforcement policy are thus vital for a company such as Kmart. I therefore ask the Board to prepare a report giving investors data about Kmart efforts to assure that it is not doing business with overseas suppliers that exploit workers.

     I URGE YOU TO VOTE FOR THIS RESOLUTION"

BOARD OF DIRECTORS STATEMENT OPPOSING STOCKHOLDER PROPOSAL

THE BOARD OF DIRECTORS OPPOSES ADOPTION OF PROPOSAL 3.

     Kmart shares Mr. Epstein's concern for the rights of workers around the globe and is committed to working only with suppliers who share our standards of conduct in the workplace. Kmart has consistently demonstrated leadership in the retail industry to ensure that progressive policies and procedures are in place. The Company's Workplace Code of Conduct: Human Rights Standards for Kmart Suppliers requires all suppliers to:

          - Provide a clean, safe and healthy work environment in all of their manufacturing facilities, including those to which they subcontract work;

          - Engage in fair and ethical employment practices, including compliance with all local child labor laws, wage and hour provisions, anti-discrimination laws, and to refrain from use of any forced labor, coercion or corporal punishment;

          - Allow Kmart to have full access to all facilities and records for regular compliance inspections.

     Under the terms of its supplier orders and the Kmart Code of Conduct, Kmart can immediately terminate its relationship and cancel orders with any supplier that fails to provide access for the purposes of inspection and monitoring of their facilities. If a supplier is found in violation of the Code of Conduct, Kmart will require the supplier to:

          - Work with the Department of Labor and/or other local governing bodies to immediately correct problems;

          - Pay all associated fines and penalties, including any and all back wages;

          - Put a corrective course of action in place to ensure there are no future violations;

          - Pass follow-up inspections by Kmart inspections and/or independent monitors; or

          - Face possible termination of its relationship as a supplier of Kmart if full compliance is not achieved.

     Since June 1, 1997 Kmart's independent monitors have conducted more than 600 supplier facility inspections for Kmart. Steps have been taken to correct any unacceptable supplier practices discovered during the course of these inspections, as recommended by the U.S. Department of Labor and/or other local governing bodies.

     While the Board agrees that there may be a role for local organizations in special circumstances, there is neither an existing network of organizations to carry out monitoring nor a consensus on monitoring standards or methods. Under these circumstances, the Board believes it would be difficult, inefficient and uneconomic to attempt to implement the proposed global approach utilizing religious and human rights groups.

     In terms of public disclosure of supplier reviews, much of this information is proprietary and no retailer would want to disclose confidential details regarding its supplier base and their operations. For this reason, Kmart believes that such public disclosure is better left to public agencies like the Department of Labor, which does in fact issue quarterly reports of statistics on contractors and manufacturers subject to Department of Labor enforcement. This report is part of the Department of Labor's multi-pronged strategy of enforcement, recognition and education.

     Kmart has been aggressive in its public disclosure of its supplier workplace standards and compliance procedures. Along with representatives from the U.S. Department of Labor, Business for Social Responsibility, the Council for Economic Priorities, manufacturers, unions, retail trade organizations and human rights groups, Kmart participates in forums worldwide designed to strengthen workplace standards and compliance. Kmart also is one of the lead sponsors of an exhibit at the Smithsonian Institute designed to educate the public about the steps which must be taken to ensure ongoing compliance with all labor laws and responsible manufacturing of the goods sold in U.S. retail stores.

     With such a complete and active commitment to the principles of our Workplace Code of Conduct and an extensive, independent monitoring program in place, Kmart's management and Board of Directors believe that the Company's current program is best suited to ensure compliance and leadership on this important issue. That is why the Board of Directors recommends a vote against Proposal 3.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 3.

                       PROPOSAL 4 -- STOCKHOLDER PROPOSAL

     The International Brotherhood of Teamsters, which is the owner of 290 shares of the Common Stock of the Company, and the New York City Police Department Pension Fund, which is the owner of 321,000 shares of Common Stock of the Company, have notified the Company of their intention to present the following resolution at the Annual Meeting of Stockholders, which proposal is opposed by the Board.

     "RESOLVED, that pursuant to Section 450.1611 of the Business Corporation Act of the State of Michigan, the shareholders amend the Articles of Incorporation of Kmart, Inc. (sic) to eliminate the classification of directors of the Company. Article VII is amended as follows:

        Strike all but the first sentence of the first paragraph, and substitute:

           There shall only be one class of directors. All directors shall be elected annually, at the annual meeting of stockholders, beginning with the 1999 annual meeting of stockholders, except that any director elected to a longer term prior to enactment of this provision shall be permitted to serve out his term (unless removed earlier for cause).

        Strike the third paragraph in its entirety.

        Strike from the fifth paragraph the following, final phrase, "and such directors so elected shall not be divided into classes pursuant to this article."

STOCKHOLDERS' SUPPORTING STATEMENT

     Kmart's board is divided into three classes of directors serving staggered three-year terms. This means that an individual director faces elections only once every three years, and shareholders only vote on roughly one-third of the board each year.

     Generally, shareholders have grown increasingly opposed to classified board. In 1995, 60.5% of votes cast by Kmart's shareholders were cast for repeal of the classified board. Kmart did not take any action. In 1996, a majority of shareholders voting on the question again voted to repeal the classified board. The company engaged in expensive litigation, which they eventually lost, disputing the vote tally. They still chose to ignore shareholders wishes and did not declassify the board of directors. For that reason, we believe that shareholders must now demand, rather than urge, the repeal of the classified board.

     Although some companies continue to defend staggered boards as a guarantee of continuity, we think a better way to insure continuity is through director re-elections. When directors are performing well they routinely are reelected with majorities over 95%.

     A responsive, proactive and accountable board has never been more important for Kmart shareholders:

     Kmart has been included in this year's "Focus List" of underachieving companies issued by the Council of Institutional Investors, its third appearance since 1993.

     In Fortune's Most Admired Companies survey, Kmart was the least admired among all companies in the category of quality of products and services.

     By adopting annual elections, Kmart can demonstrate its commitment to fuller accountability to shareholders, accountability that honors shareholder prerogatives.

     We urge you to vote YES for this proposal."

BOARD OF DIRECTORS STATEMENT OPPOSING STOCKHOLDER PROPOSAL

THE BOARD OF DIRECTORS OPPOSES ADOPTION OF PROPOSAL 4.

     When classification of the Board of Directors was adopted at the 1986 Annual Meeting, the holders of 58% of the outstanding shares of the Company favored amending the Company's Articles of Incorporation to provide for a staggered board of directors where approximately one third of the directors are elected annually.

     The Board of Directors, as well as a majority of stockholders, have evidenced their belief that a classified board is in the best interests of the Company and its stockholders because classification ensures continuity in the composition of the board, assures that a majority of the directors have prior experience and in-depth knowledge of the Company and prevents sudden and disruptive changes in corporate policies by precluding election of an entirely new group of directors in a single year. In addition, a classified board affords the Company valuable protection against an unsolicited takeover unfavorable to stockholders by giving incumbent directors the time and leverage necessary to negotiate a more favorable and fair result or to consider appropriate alternate strategies, in order to more effectively represent the interests of all stockholders of the Company.

     In addition, the Company's Shareholder Rights Plan (a so-called "poison pill" plan) was redeemed following the 1995 Annual Meeting, and the Company, to the extent allowable, has elected out of the protections offered by Michigan anti-takeover statutes. Without a classified board, the Company will be limited in its ability to negotiate and explore alternatives so as to maximize stockholder value in the event of an unsolicited takeover. In considering this proposal, stockholders should be mindful of the Board's belief that, when faced with any unsolicited takeover proposal, stockholders of a company with a classified board should be in a stronger position to negotiate a price premium than stockholders of a company without a classified board. The reality of this concern is underscored by the fact that a significant number of unsolicited takeover attempts in the past several years have been accompanied by the pressure tactic of a proxy contest to remove and replace directors.

     The Board of Directors, which consists almost exclusively of independent, outside directors, is firmly committed to improving performance and enhancing stockholder value and does not believe that a staggered board in any way diminishes this commitment or the Board's accountability to stockholders.

     In considering the proposal's assertion that a majority of shareholders voting approved of declassifying the board in earlier elections, it is important to note that the 1996 stockholder proposal was approved by less than 29% of the outstanding shares of the Company and that the 1995 stockholder proposal received less than 41% of the outstanding shares of the Company. Both votes were significantly less than the 58% of outstanding shares required by the Company's Articles of Incorporation to eliminate the classified board.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 4.

                              CORPORATE GOVERNANCE

GUIDELINES ON SIGNIFICANT CORPORATE GOVERNANCE ISSUES

     These guidelines are being published in this Proxy Statement to inform stockholders of the Board's current thinking with respect to selected corporate governance issues considered to be of significance to stockholders. The guidelines are only guidelines and not rigid rules. The Board will continue to assess the appropriateness and efficacy of the guidelines and it is likely that changes to the guidelines will occur from time to time.

SELECTION AND COMPOSITION OF THE BOARD

     1. BOARD MEMBERSHIP CRITERIA

          The Nominating Committee periodically reviews (at least annually) the mix of skills, experience levels and backgrounds of present and potential Board members in light of anticipated needs.

     2. SELECTION AND ORIENTATION

          The Nominating Committee reviews qualifications of potential candidates and recommends director nominees to the full Board. The Nominating Committee may receive suggestions for candidates from individual Board members, including the CEO, as well as from stockholders of the Company. The Nominating Committee has adopted a policy regarding factors to be considered in selecting director nominees which include: the nominee's intelligence, judgment, foresight, personal character, experience and achievements; the overall composition of the Board; having a majority of independent directors on the Board; and representation of a diversity of backgrounds and expertise which are most needed and beneficial to the Board and the Company.

     3. EXTENDING THE INVITATION TO A POTENTIAL DIRECTOR TO JOIN THE BOARD

          The invitation to join the Board should be extended by the Board itself or by the Chairman of the Nominating Committee.

BOARD LEADERSHIP

     4. SELECTION OF CHAIRMAN AND CEO

          The Board should be free to make this choice any way that seems best for the Company at a given point in time. Therefore, the Board does not have a policy, one way or the other, on whether or not the role of the Chief Executive and Chairman should be separate and, if it is to be separate, whether the Chairman should be selected from the non-employee directors or be an employee.

     5. LEAD DIRECTOR CONCEPT

          The Company has no "lead outside director." If a meeting of outside directors concerns a Committee matter, the Committee chairperson would normally chair the meeting. Any member of the Board may act to convene the Board as necessary or desirable in the event the CEO is incapacitated.

     6. SIZE OF BOARD

          As of the date of the 1998 Annual Meeting, there will be 13 Kmart Board members. Management, the Board and the Nominating Committee have indicated that a size of 13-15 members is about right.

     7. MIX OF INSIDE AND OUTSIDE DIRECTORS

          On matters of corporate governance, the practice is to involve the full Board. The CEO is currently the only member of management on the Board; as of the date of the 1998 Annual Meeting, there will be 12 outside directors. There is no By-Law on the number of outside directors on the Board; however, the By-Laws limit membership on the Audit Committee, Compensation and Incentives Committee and Nominating Committee to outside directors only (Article IV, Sections 2, 3 and 4).

     8. BOARD DEFINITION OF WHAT CONSTITUTES INDEPENDENCE FOR OUTSIDE DIRECTORS

          The Nominating Committee has adopted the following definition of "independent director" for purpose of evaluating director nominees: a director who is outside of management and free from any relationship that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment as a Board member including, without limitation, any relationship that involves payments to a director from the Company other than compensation for services as a director.

     9. DIRECTORS WHO CHANGE THEIR PRESENT JOB RESPONSIBILITIES

          The Board has adopted a policy that any director who has a significant change in occupation, retires from his or her principal employment or is unavailable for active participation due to health, change of residence or similar reason (except for short duration) shall submit an offer of resignation from the Board. Action on such conditional offer of resignation is by Board resolution, upon recommendation of the Nominating Committee.

     10. TERM LIMITS

          The Board has adopted a policy that (1) no outside director shall be nominated for re-election after having served four 3-year terms (disregarding partial terms), (2) no director shall be nominated for re-election at an annual stockholders meeting coinciding with or next following his or her 70th birthday and (3) inside directors (other than the CEO) shall retire on the date of their retirement or termination of employment.

     11. RETIREMENT AGE

          Outside directors must retire upon expiration of their term of office following their 70th birthday.

     12. BOARD COMPENSATION REVIEW

          The Company's Executive Vice President of Human Resources monitors director compensation in relation to other large U.S. companies on an ongoing basis and advises the Compensation and Incentives Committee if changes are appropriate. Changes in Board compensation are approved by the Board, upon recommendation of the Compensation and Incentives Committee.

     13. EXECUTIVE SESSIONS OF OUTSIDE DIRECTORS

          Outside directors meet separately, or with the CEO, from time to time, as determined by the outside directors and/or CEO. This includes an evaluation of CEO performance at least annually.

     14. ASSESSING THE BOARD'S PERFORMANCE

          The Board will regularly survey its members to assess the Board's contribution as a whole and specifically review areas in which the Board and/or management believes a better contribution could be made. The purpose is to increase the effectiveness of the Board, not to target individual Board members.

     15. BOARD INTERACTION WITH INSTITUTIONAL INVESTORS, THE PRESS, CUSTOMERS, ETC.

          The Board believes that management generally should speak for Kmart Corporation. While individual Board members may, from time to time, meet or otherwise communicate with various constituencies that are involved with Kmart, it is expected that Board members would do this with the knowledge of management and, in most instances, at the request of management.

BOARD RELATIONSHIP TO SENIOR MANAGEMENT

     16. REGULAR ATTENDANCE OF NON-DIRECTORS AT BOARD MEETINGS

          The General Counsel and the Secretary are the only non-directors present at each Board meeting for its duration. The officers who compose the Management Executive Committee attend all meetings for operational, financial and related presentations. Other presenters attend on an invitation basis for their presentation(s).

     17. BOARD ACCESS TO SENIOR MANAGEMENT

          Board members have complete access to Kmart management. It is assumed that Board members will use judgment to be sure that this contact is not distracting to the Company and that such contact, if in writing, be copied to the CEO. Furthermore, the Board encourages management to, from time to time, bring managers into Board Meetings who: (a) can provide additional insight into the items being discussed because of personal involvement in these areas, and/or (b) represent managers with future potential that senior management believes should be given exposure to the Board.

MEETING PROCEDURES

     18. SELECTION OF AGENDA ITEMS FOR BOARD MEETINGS

          The Chairman of the Board/CEO, in consultation with the other Board members and members of management, establishes the agenda for each Board meeting. Each Board member is free to suggest the inclusion of item(s) on the agenda.

     19. BOARD MATERIALS DISTRIBUTED IN ADVANCE

          It is the sense of the Board that information and data that is important to the Board's understanding of the business be distributed in writing to the Board before the Board meets. Management will make every attempt to see that this material is as brief as possible while still providing the desired information.

     20. BOARD PRESENTATIONS

          As a general rule, presentations on specific subjects should be sent to the Board members in advance so that Board meeting time may be conserved and discussion time focused on questions that the Board has about the material. On those occasions in which the subject matter is too sensitive to put on paper, the presentation will be discussed at the meeting.

COMMITTEE MATTERS

     21. NUMBER OF COMMITTEES

          There are currently five Board committees: Audit, Compensation and Incentives, Executive, Finance and Nominating. The Board may form, merge or dissolve a Committee as the Board determines, depending on circumstances.

     22. COMMITTEE ASSIGNMENT AND ROTATION

          The Board has adopted a policy of 3 year tenure for Committee chairpersons unless it is determined in a particular instance that a longer tenure is in the best interests of the Board. Committee assignments are evaluated and rotated as appropriate at 5 year intervals or sooner if there is a change in Board membership. Under the Company's By-Laws, membership on the Audit, Compensation and Incentives and Nominating Committees is limited to outside directors only. All Committee changes are approved by the Board, upon recommendation of the Nominating Committee.

     23. FREQUENCY AND LENGTH OF COMMITTEE MEETINGS

          Committee meetings are normally held on the day preceding, or the morning of, each regularly scheduled Board meeting. Committee meetings are scheduled a year in advance. Changes to the schedule are made as needed by the Committee chairperson in consultation with appropriate members of management.

     24. COMMITTEE AGENDA

          The chairperson of the Committee in consultation with the appropriate members of management will develop the Committee's agenda. A preliminary annual schedule of Committee agenda subjects is issued each year. The final agenda is set by the Committee chairperson in consultation with appropriate members of management prior to each meeting.

LEADERSHIP DEVELOPMENT

     25. FORMAL EVALUATION OF THE CHIEF EXECUTIVE OFFICER

          The Compensation and Incentives Committee has adopted a policy of reviewing the CEO's annual compensation and performance evaluation with all outside directors. The outside directors then meet with the CEO to discuss the evaluation. The evaluation is based on criteria such as performance of the business, accomplishment of long-term strategic objectives, development of management, etc. The evaluation will be used by the Compensation and Incentives Committee in the course of its deliberations when considering the compensation of the Chief Executive Officer.

     26. SUCCESSION PLANNING

          The CEO meets annually with the outside directors to report on succession planning.

     27. MANAGEMENT DEVELOPMENT

          The CEO meets annually with the outside directors to report on management development.

                  OTHER BUSINESS/FUTURE STOCKHOLDER PROPOSALS

     The Board of Directors knows of no other matters to be voted upon at the Meeting. If any other matters properly come before the Meeting, it is the intention of the persons named in the enclosed Proxy Card to vote such proxy in accordance with their judgment on such matters, including any proposal which was omitted in accordance with federal securities laws.

     No person is authorized to give any information or to make any representation other than that contained in this Proxy Statement, and if given or made, such information may not be relied upon as having been authorized.

     The entire cost of soliciting proxies will be borne by the Company. Proxies may be solicited by mail, telecopy, telegraph, telex or internet and by directors, officers and regular employees of the Company. The Company has retained D.F. King to assist in the distribution of proxy solicitation materials at a cost of approximately $11,000 plus out of pocket expenses. The Company will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding soliciting materials to the beneficial owners.

     Pursuant to the General Rules under the Securities Exchange Act of 1934, proposals of stockholders intended to be presented to the 1999 Annual Meeting of Stockholders must be received by the Secretary of the Company on or before December 16, 1998 to be considered for inclusion in the proxy materials for that Meeting. In addition, the By-laws of the Company contain requirements relating to the timing and content of the notice which stockholders must provide to the Secretary of the Company for any matter or any director nomination to be properly presented at a stockholders meeting.

     A copy of the Company's 1997 Annual Report on Form 10-K will be furnished without charge to any stockholder upon written request. All written requests should be directed to: Kmart Corporation, Financial Reporting Department, 3100 West Big Beaver Road, Troy, Michigan 48084-3163.

MUSIC HALL                                                     [KMART LOGO]
350 MADISON AVENUE
DETROIT, MI  48226                                              STOCKHOLDER
10:00 A.M., TUESDAY, MAY 19, 1998                                 PARKING
                                                                  VOUCHER
Stockholder parking will be made available at no charge at the following parking structures upon submission of this parking voucher. (See map above.)

- Detroit Athletic Club Garage
  241 Madison Avenue

- Opera House Garage
  1426 Broadway

- Grand Circus Park Underground Garage
  Woodward at Adams

                             CUT AND DETACH HERE
--------------------------------------------------------------------------------

 DIRECTIONS TO ANNUAL MEETING

                                                         ADMISSION TICKET
                                                                TO
                [MAP]                                   KMART CORPORATION
                                                       1998 ANNUAL MEETING
                                                         OF STOCKHOLDERS
                                                           MAY 19, 1998



                                                                     3440-PS-98

[KMART LOGO]

C/O Boston EquiServe
P.O. Box 9398
Boston, MA 02205-9398



                         VOTE BY TELEPHONE OR INTERNET

                            QUICK - EASY - IMMEDIATE


Kmart Corporation encourages you to take advantage of two new cost-effective and convenient ways to vote your shares. You may now vote your proxy 24 hours a day, 7 days a week, using either a touch-tone telephone or through the Internet. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, and returned your proxy card.
VOTE BY PHONE:       CALL TOLL-FREE ON A TOUCH-TONE TELEPHONE 1-888-807-7699
                     You will be asked to enter the 13-digit CONTROL NUMBER located above your name and address in the lower left of this form. Then simply follow the instructions.

                                       OR

VOTE BY INTERNET:   POINT YOUR BROWSER TO THE WEB ADDRESS: HTTP://WWW.
                    EQUISERVE.COM/PROXY/
                    You will be asked to enter the 13-digit CONTROL NUMBER located above your name and address in the lower left of this form. Then simply follow the instructions. You may also indicate if you would be interested in receiving future proxy materials via the Internet.

                                       OR

VOTE BY MAIL:       Simply mark, sign and date your proxy card and return it
                    in the enclosed postage-paid envelope.  IF YOU ARE VOTING
                    BY TELEPHONE OR THE INTERNET, PLEASE DO NOT MAIL YOUR PROXY
                    CARD.

                             THANK YOU FOR VOTING

                            DETACH PROXY CARD HERE



/X/ PLEASE MARK VOTES AS IN THIS EXAMPLE.

WHERE NO VOTING INSTRUCTIONS ARE GIVEN, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND 2 AND VOTED AGAINST PROPOSALS 3 AND 4.


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
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2

1. Election of Directors          WITHOLD         Proposal 2:
   Lilyan H. Affinito      FOR    FROM ALL        Ratification of            FOR    AGAINST    ABSTAIN
   Richard G. Cline       /   /    /   /         Independent Accountants   /   /    /   /     /   /
   Willie D. Davis
   Joseph P. Flannery

_______________________________________________________
If you do not wish your shares to be voted "FOR" a particular nominee, write the nominee(s) name above.
Your shares will be voted for the remaining nominee(s)

                                                                                        THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                                                                                        AGAINST PROPOSALS 3 AND 4

                                                                                        Proposal 3:
                                                                                        Report on           FOR    AGAINST  ABSTAIN
                                                                                        Vendor Monitoring   /   /   /   /   /   /


                                                                                        Proposal 4:
                                                                                        Elimination of
                                                                                        Classified Board    /   /   /   /   /   /



                                                                For Change of
                                                            Address Mark Here  /   /          If You Plan To Attend Meeting /   /
                                                            And Note at Left.                                    Mark Here.


                                                            RECEIPT IS HEREBY ACKNOWLEDGED OF THE KMART NOTICE OF MEETING AND PROXY
                                                            STATEMENT.
                                                            IMPORTANT:  Please sign exactly as your name or names appear on this Proxy.  Where shares are held jointly, both holders should sign.  When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such.  If the holder is a corporation, execute in full corporate name by authorized officer.




Signature _____________________________________________  Date _________________________  Signature _______________  Date ___________
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

[KMART LOGO]


        DIRECTIONS TO KMART CORPORATION ANNUAL MEETING OF STOCKHOLDERS


Music Hall
350 Madison Avenue
Detroit, Michigan  48226
10:00 A.M., Tuesday, May 19, 1998


Stockholder parking will be made available at no charge at the following parking structures upon submission of the parking voucher on the back of the proxy statement. (See map at right.)

- Detroit Athletic Club Garage
  241 Madison Avenue

- Opera House Garage
  1426 Broadway

- Grand Circus Park Underground Garage
  Woodward at Adams


                                                                [MAP]



           THE ANNUAL MEETING ADMISSION TICKET AND PARKING VOUCHER
                    ARE ON THE BACK OF THE PROXY STATEMENT







                              KMART CORPORATION
         PROXY/VOTING INSTRUCTIONS FOR ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD MAY 19, 1998

--------------------------------------------------------------------------------
        The signer(s) hereby appoint(s) Floyd Hall, Nancie W. LaDuke and Anthony
N. Palizzi, or any one of them, with power of substitution in each, proxies to vote all Kmart Corporation common stock of the signer(s) at the Annual Meeting of Stockholders to be held at the Music Hall, 350 Madison Avenue, Detroit, Michigan 48226, on Tuesday, May 19, 1998 at 10:00 a.m. (local time), and at all adjournments thereof, on the matters indicated on the reverse side hereof and in their discretion on any other business that may properly come before such Meeting. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

        Kmart Retirement Savings Plan participants may vote their proportionate share of Kmart Corporation common stock in the Plan by signing and returning this card. If the card is signed without voting instructions, shares will be voted by the Plan trustee as indicated on the reverse side. If this card is not returned or is returned unsigned, shares will be voted by the Plan trustee in the same proportion as the shares for which voting instructions are received from other Plan participants.


                                                             [SEE REVERSE SIDE]